Exhibit 1.1

AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

This Amendment No. 1 (this “Amendment No. 1”) to the Equity Distribution Agreement, dated March 30, 2018 (the “Agreement”), between Pyxis Tankers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), and Noble Capital Markets (“Noble”) is made and entered into as of the 19th day of November, 2018, by and among the parties hereto. Terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. Amendment of the Agreement.

(a) The term “Maximum Amount” shall be amended and as of and after the date hereof shall be defined as “$3,675,000”.

(b) Clause (viii) of Section 7(g) shall be amended and as of and after the date hereof shall be replaced by: “(viii) the Company shall reimburse Noble for the reasonable and documented out-of-pocket fees and expenses of Noble, including the fees of their counsel, in an amount not to exceed $60,000.”

(c) Schedule 3 of the Agreement shall be amended and as of and after the date hereof shall be replaced in its entirety by Schedule 3, attached hereto.

(d) The Company represents and warrants to Noble that each of the representations and warranties of the Company in the Agreement (as amended hereby) is true and correct as of the date hereof.

(e) Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms, and such terms (as so amended) shall apply to any offers and sales of Shares by the Company on or after the date hereof pursuant thereto.

SECTION 2. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

SECTION 3. Law; Construction. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 4. Entire Agreement. This Amendment No. 1 and the Agreement as further amended hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof. Except as further amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

PYXIS TANKERS INC.

By:	/s/ Henry Williams
Henry Williams
Chief Financial Officer

NOBLE CAPITAL MARKETS

By:	/s/ Richard Giles
Richard Giles
Managing Director

SCHEDULE 3

Compensation

The Company shall pay Noble in cash, upon each sale of Placement Shares pursuant to this Agreement, an amount equal to 2.75% of the gross proceeds from each sale of Placement Shares, other than Placement Shares sold pursuant to privately negotiated transactions pursuant to the fourth sentence of Section 3(a) of the Agreement, in which case such amount shall be agreed by the parties at the time of such privately negotiated transaction.